UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  June 18, 2004

PRECIS, INC.
(Name of business issuer in its Charter)

OKLAHOMA	001-15667	73-1494382
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2040 North Highway 360 Grand Prairie, Texas 75050
(Address of principal executive offices)

(972) 522-2000
(Issuer’s telephone number)

Item 2. Acquisition or Disposition of Assets.

On June 18, 2004, Precis, Inc. (“Precis”) completed its acquisition of Access Healthsource, Inc. (“Access”) in accordance with the terms and conditions of the Stock Purchase Agreement (the “Purchase Agreement”) dated as of June 18, 2004, among Precis, Access, Precis-Access Acquisition Corporation, a wholly owned subsidiary of Precis (“Acquisition Sub”) and the subsidiaries of Access named therein.  A full text of the Purchase Agreement is filed as Exhibit 2.1 and incorporated herein by reference.  A copy of Precis’ press release dated June 21, 2004, announcing the completion of the acquisition is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Access, through its subsidiaries provides full service third party administration services and the acquisition of Access HealthSource is consistent with the Precis’ previously disclosed strategy of offering such services on a nationwide basis.

Pursuant to the Purchase Agreement, Access became a wholly owned subsidiary of Acquisition Sub.  The consideration for the acquisition was determined by arm’s length negotiations among the parties.  Prior to the acquisition, no material relationships existed between Precis and its subsidiaries on one hand and Access, its subsidiaries and National Center for the Employment of the Disabled (“NCED”), Access’ sole shareholder, on the other hand.

The terms of the transaction, are such that the Precis (through Acquisition Sub) acquired all of the outstanding capital stock of Access for a purchase price of $3.4 million, consisting of 488,486 shares of common stock of Precis valued at $1.4 million ($2.866 per share), and $2 million in cash.  In addition to the closing date purchase price consideration, there is a contingency payout should the earnings before interest, taxes, depreciation and amortization (“EBITDA”) of Access reach certain amounts after the closing of the transaction and before December 31, 2006.  The maximum amount of consideration that may be paid to NCED, including the closing date purchase price consideration, is $9,350,000.  EBITDA, while considered a non-generally accepted accounting principles measure, is the financial measurement utilized for the basis of the contingency payout, and additional purchase price payments are dependent on Access achieving certain EBITDA levels.  The $3.4 million purchase price paid and delivered at closing was based upon a 5.18 multiple of EBITDA of Access for the year ended December 31, 2003.  Additionally, the amount of contingency payments and common stock deliveries based upon EBDITA through December 31, 2006, are based upon a 3.22 multiple of EBITDA of Access determined on a quarterly basis, with effective adjustments as of December 31, 2004, 2005 and 2006.  The $2 million paid at closing was made from the available cash and cash equivalents of Precis.

Prior to the acquisition, Precis, through its subsidiaries, had offered only limited third party administration services.   Precis intends to continue the business of Access in the provision of full service third party administration services with Frank Apodaca remaining as the President of Access at the Access headquarters in El Paso, Texas.  Pursuant to the Purchase Agreement, Precis, Access and Mr. Apodaca entered into an employment agreement that is filed as Exhibit 2.2 and incorporated herein by reference.

RISKS RELATED TO THE ACQUISITION

Precis faces a variety of risks related to the acquisition of Access.  The risks and uncertainties described below are not the only ones associated with the acquisition of Access.  Additional risks and uncertainties not presently known to Precis or that are currently deemed immaterial may also impair the business of Precis.  If any of the following risks occur, Precis’ business could be adversely affected; in which case the price of our common stock could decline resulting in loss of shareholder value.

PRECIS MAY FAIL TO REALIZE SOME OR ALL OF THE ANTICIPATED BENEFITS OF THE ACQUISITION.

The combination of Precis and Access may not achieve some or all of the anticipated benefits and the synergies of the acquisition as a result of, among other things, the failure of Access to renew or maintain its existing service agreements.  In addition, the integration of Access’ business and operations with those of Precis may take longer than anticipated, may be more costly than anticipated, and may have unanticipated adverse results relating to Access’ or Precis’ existing businesses or customer base.

IF PRECIS WERE TO ISSUE SUBSTANTIAL SHARES OF ITS COMMON STOCK SHARES UPON ACCESS EXCEEDING CERTAIN EBITDA LEVELS, PRECIS SHAREHOLDERS COULD SUFFER

DILUTION OF THEIR INVESTMENT AND THE COMMON STOCK MARKET PRICE COULD DECLINE SUBSTANTIALLY.

Precis is obligated to issue a number of common stock shares upon Access’ operating resulting exceeding certain EBITDA levels.  In the event a significant number of common stock shares are issued, the resulting increase in the number of outstanding common stock shares could have a substantial dilutive effect on the current shareholder ownership of Precis. The issuance of new common stock shares may also adversely affect the terms under which Precis could obtain additional equity capital in the future if this need were to arise.

Item 7.  Financial Statements and Exhibits

Exhibit 2.1

Stock Purchase Agreement dated June 18, 2004, by and among Precis, Inc., Precis-Access Acquisition Corporation, National Center for the Employment of the Disabled, Access HealthSource, Inc., Access HealthSource Administrators, Inc., Access Administrators, Inc., and Advantage Care Network, Inc.

Exhibit 2.2	Employment Agreement dated June 18, 2004 among Frank Apodaca, Precis, and Access.

Exhibit 99.1	Press Release issued by Precis dated June 21, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRECIS, INC.,
a Oklahoma corporation

Date: July 2, 2004	/s/ Judith H. Henkels
Judith H. Henkels
Chairman of the Board of Directors;
President and Chief Executive Officer